EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stratos Lightwave, Inc. 2003 Stock Plan of Stratos International, Inc. of our report dated June 23, 2003, except for Note 17 as to which the date is July 2, 2003, with respect to the consolidated financial statements and schedule of Stratos Lightwave, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
April 5, 2004